Exhibit 3.3
CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
OF 8% CUMULATIVE REDEEMABLE PREFERRED STOCK
OF
AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.
     Pursuant to Section 151 of the General Corporation Law of the State of Delaware
          I, the Secretary of American Tire Distributors Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:
          That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors on March 25, 2005 adopted the following resolution creating a series of Preferred Stock consisting of 20,000 shares designated as 8% Cumulative Redeemable Preferred Stock:
          RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does hereby provide for the issue of a class of Preferred Stock, with a stated value of $1,000.00 per share, of the Corporation and, to the extent that the designation, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such class of Preferred Stock are not stated and expressed in the Certificate of Incorporation, does hereby fix and herein state and express such designation, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof set forth below.
          This Certificate of Designation shall be effective at 9:00 a.m. Delaware time on March 31, 2005.
ARTICLE 1
DESIGNATION
          There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “8% Cumulative Redeemable Preferred Stock.” The number of shares constituting such series shall be 20,000 and are referred to herein as the “Redeemable Preferred Stock.”. The liquidation preference of the Redeemable Preferred Stock shall be $1,000.00 per share (the “Liquidation Preference”).

ARTICLE 2
RANK
          Except as permitted by this Certificate of Designation, the Redeemable Preferred Stock shall, with respect to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation, rank senior to all classes of Common Stock of the Corporation and Series B Preferred Stock and to each other class of Capital Stock of the Corporation hereafter created other than Senior Stock and Parity Stock (any such stock, collectively with the Series B Preferred Stock, referred to as “Junior Stock”). The Corporation may not issue any class or series of Capital Stock that ranks on a parity with the Redeemable Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution (collectively, referred to as “Parity Stock”) or senior to the Redeemable Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Senior Stock”) other than in accordance with Section 6.2.
ARTICLE 3
DIVIDEND RIGHTS
          SECTION 3.1 (i) The Holders of the outstanding shares of Redeemable Preferred Stock shall receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends (the “Regular Dividends”) for each Dividend Period on each outstanding share of Redeemable Preferred Stock, at a rate per annum equal to 8% of the Liquidation Preference per share of the Redeemable Preferred Stock. All Regular Dividends shall be cumulative, whether or not earned or declared, on a daily basis from the Issue Date of the respective shares of the Redeemable Preferred Stock and any such Regular Dividend that has been declared shall be payable quarterly in arrears on each Regular Dividend Payment Date, commencing on the first Regular Dividend Payment Date after such Issue Date. The Board of Directors may fix a record date for the determination of Holders entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days or less than 10 days prior to the date fixed for the payment thereof.
          (ii) If as of any Regular Dividend Payment Date there is a Dividend Arrearage (as defined below), an additional dividend (the “Additional Dividend”) shall accrue on each share of the Redeemable Preferred Stock for the period from and excluding such Regular Dividend Payment Date through and including the next succeeding Dividend Payment Date, at a rate per annum equal to 8% of such Dividend Arrearage as of such Regular Dividend Payment Date except to the extent that such Dividend Arrearage is paid in cash. “Dividend Arrearage” means, with respect to each share of Redeemable Preferred Stock, as of any Regular Dividend Payment Date, the excess, if any, of (A) the sum of all dividends theretofore accrued on such share in accordance with Section 3.1(i) and Section 3.1(ii) (including those accrued as of and including such Regular Dividend Payment Date), minus (B) all dividends actually paid with respect to such share on or before such Regular Dividend Payment Date. Unpaid Dividend Arrearages shall be payable in connection with a liquidation, dissolution or winding up in accordance with Section 4.1 or any redemption in accordance with Section 5.1, Section 5.2, Section 5.3 or Section 5.4.

          (iii) Notwithstanding clause (i) and (ii) above, each Holder of Redeemable Preferred Stock shall receive, for each share of Redeemable Preferred Stock, in lieu of dividends payable pursuant to clause (i) and (ii) above, dividends in an amount equal to the dividends payable on 4.7281 shares (as adjusted for stock splits, stock dividends and the like) of Series A Common Stock, par value $0.01 (the “Series A Stock”) of the Corporation if such amount is greater than dividends payable pursuant to clauses (i) and (ii) above. Any such dividends shall be payable on the same date and in the same form as such dividends are payable on the outstanding shares of Series A Stock. For the avoidance of doubt, any Redeemable Preferred Stock subject to redemption on or prior to the date of payment of such dividend shall not receive such dividend and the purchase, redemption or other retirement of Series A Stock shall not constitute a dividend thereon.
          (iv) Dividend payments shall be made on the shares of Redeemable Preferred Stock and shares of Parity Stock on a pari passu basis. If dividends are paid on the shares of Redeemable Preferred Stock and shares of Parity Stock in an amount less than the total amount of such dividends at the time accumulated on such shares, such dividends shall be allocated pro rata per share in proportion to the full liquidation preference to which each is entitled.
          SECTION 3.2 So long as any share of the Redeemable Preferred Stock is outstanding, the Corporation shall not, unless authorized in accordance with Section 6.2(B), declare, pay or set apart for payment any dividend on any Junior Stock or Parity Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable for or convertible into any Junior Stock or Parity Stock whether in cash, obligations or shares of the Corporation or other property, and shall not, unless authorized in accordance with Section 6.2(B), permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Junior Stock or Parity Stock or any such warrants, rights, calls or options unless, in each case, quarterly cumulative dividends determined in accordance herewith on the Redeemable Preferred Stock have been paid in full in cash; provided, however, that the Corporation (i) may take any such action with respect to the Series B Preferred Stock and (ii) may declare, pay or set apart for payment dividends on Junior Stock in the form of additional shares of Junior Stock.
          SECTION 3.3 Dividends payable on the Redeemable Preferred Stock shall be computed on the basis of a 360-day year of twelve 30-day months.
          SECTION 3.4 Cash dividends on the Redeemable Preferred Stock may be made by check mailed to the Holders of the Redeemable Preferred Stock at their respective addresses set forth in the stock books of the Corporation or, with respect to any Redeemable Preferred Stock the Holder of which holds shares with an aggregate stated value of $5.0 million or more and has given wire transfer instructions to the Corporation, by wire transfer of immediately available funds to the accounts specified by such Holder. The Corporation shall be deemed to have made the aforementioned payments upon mailing of such check or initiating such wire transfer.

ARTICLE 4
LIQUIDATION PREFERENCE
          SECTION 4.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each Holder of shares of Redeemable Preferred Stock then outstanding shall be entitled to be paid before any distribution is made on Junior Stock to be paid, per share of Redeemable Preferred Stock outstanding, out of the assets of the Corporation available for distribution to its stockholders, the greater of (i) the Liquidation Preference per share outstanding, plus, without duplication, an amount per share outstanding in cash equal to accumulated and unpaid Regular Dividends and Additional Dividends through the immediately preceding Regular Dividend Payment Date, and, if any, all accumulated and unpaid dividends for the period from and excluding the immediately preceding Regular Dividend Payment Date thereon to the date fixed for liquidation, dissolution or winding up, and (ii) the aggregate distribution per share of Redeemable Preferred Stock outstanding which such Holder would have received if such Holder had held 4.7281 shares (as adjusted for stock splits, stock dividends and the like) of Series A Stock immediately before the time and date of the determination of stockholders entitled to receive distributions for such liquidation, dissolution or winding up, which shall be payable on the same date and in the same form as such distribution on the outstanding shares of Series A Stock. Except as provided in the preceding sentence, Holders of Redeemable Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Redeemable Preferred Stock and all Parity Stock, then the holders of all such shares of Redeemable Preferred Stock and Parity Stock shall share equally and ratably in such distribution of assets in proportion to the full liquidation preference to which each is entitled until such preferences are paid in full.
          SECTION 4.2 For the purposes of this Article 4, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property, stock or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities or a statutory share exchange of any Capital Stock of the Corporation or any dividend on or repurchase of any capital stock of the Corporation, or any recapitalization of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.
ARTICLE 5
REDEMPTION
          SECTION 5.1 Except as described in this Article 5, the Redeemable Preferred Stock will not be redeemable at the Corporation’s option prior to March 31, 2006. Prior to March 31, 2006, the Redeemable Preferred Stock will be redeemable if any dividends on Series A Common Stock are payable that would cause a dividend to be payable on the Redeemable Preferred Stock pursuant to Section 3.2(iii) and, on or after March 31, 2006, the Redeemable Preferred Stock will be redeemable, in each case, out of funds legally available therefor, at the Corporation’s option, in whole at any time or in part from time to time, at the following redemption prices (expressed as a percentage of the Liquidation Preference plus, without duplication, all accumulated and unpaid Regular Dividends and Additional Dividends through the immediately preceding Regular Dividend Date and all accumulated and unpaid dividends for the period from and excluding the immediately preceding Regular Dividend Payment Date to and including the Redemption Date) if redeemed during the twelve-month period commencing on March 31 of the applicable year set forth below:

Year	Percentage
2005	103.000%
2006	103.000%
2007	102.000%
2008	101.000%
2009 and thereafter	100.000%
          SECTION 5.2 Upon the occurrence of a Change of Control, the Corporation shall be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Redeemable Preferred Stock at a redemption price payable in cash equal to the redemption prices set forth in Section 5.1. Any redemption pursuant to this Section 5.2 shall occur concurrently with the occurrence of the Change of Control.
          SECTION 5.3 On September 30, 2015, the Corporation shall be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Redeemable Preferred Stock at a redemption price payable in cash equal to 100% of the Liquidation Preference thereof, plus, without duplication, an amount in cash equal to accumulated and unpaid Regular Dividends and Additional Dividends through the immediately preceding Regular Dividend Date and all accumulated and unpaid dividends for the period from and excluding the immediately preceding Regular Dividend Payment Date, if any, to and including the Redemption Date.
          SECTION 5.4 The redemption prices payable pursuant to Sections 5.1, 5.2 and 5.3 shall be in lieu of accrued dividends through the date of redemption and upon such redemption no dividends shall be payable. The Corporation shall not be required to make sinking fund payments with respect to the Redeemable Preferred Stock.
          SECTION 5.5 (i) At least 30 days and not more than 60 days prior to the date fixed for any redemption of the Redeemable Preferred Stock, written notice (the “Redemption Notice”) shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption at such Holder’s address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Redeemable Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

          (A) whether the redemption is pursuant to Section 5.1, 5.2 or 5.3;
          (B) the redemption price;
          (C) whether all or less than all the outstanding shares of the Redeemable Preferred Stock are to be redeemed and the total number of shares of the Redeemable Preferred Stock being redeemed;
          (D) the date fixed for redemption, which may be referenced to the occurrence of an event (the “Redemption Date”);
          (E) that the Holder is to surrender to the Corporation, at the place or places where certificates for shares of Redeemable Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, the certificate or certificates representing the shares of Redeemable Preferred Stock to be redeemed;
          (F) that dividends on the shares of the Redeemable Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless the Corporation defaults in the payment of the redemption price; and
          (G) whether the redemption or the Redemption Date is conditioned upon any event.
     (ii) Each Holder of Redeemable Preferred Stock shall surrender the certificate or certificates representing such shares of Redeemable Preferred Stock to the Corporation (duly endorsed or assigned for transfer) prior to the Redemption Date in the manner and at the place designated in the Redemption Notice. The full redemption price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Should a condition set forth in the Redemption Notice not be satisfied, the Corporation shall promptly return the shares surrendered for redemption to the applicable Holders thereof.
     (iii) Unless the Corporation fails to make payment in full of the applicable redemption price on the Redemption Date (unless any condition stated in such notice fails to be satisfied), upon the surrender of the related certificates, dividends on the Redeemable Preferred Stock called for redemption shall cease to accumulate on the Redemption Date. The Holders of such redeemed shares shall cease to have any further rights with respect thereto from and after the Redemption Date, other than the right to receive the redemption price, without interest. Notwithstanding anything to the contrary in this Certificate of Designation, if (A) a notice of redemption is given and (B) the funds necessary for redemption (including an amount in cash in respect of all dividends that will accumulate to the Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit for the Holders of the shares to be redeemed, then at the close of business on such day on which such notice has been given and such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation for all purposes under this Certificate of Designation (and such shares shall be deemed to be no longer outstanding) and shall be entitled only to receive the redemption price.
ARTICLE 6
VOTING RIGHTS
          SECTION 6.1 The Holders of Redeemable Preferred Stock, except as otherwise required under Delaware law or as set forth in this Article 6, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.
          SECTION 6.2 So long as any shares of the Redeemable Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of Holders of at least a majority of the then outstanding shares of Redeemable Preferred Stock, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting:
     (A) authorize or issue any class of Senior Stock or Parity Stock;
     (B) take any action with respect to any class of Junior Stock prohibited by Section 3.2; or
     (C) amend this Certificate of Designation or the Certificate of Incorporation, whether by merger, consolidation or otherwise, so as to affect adversely the specified rights, preferences, privileges or voting rights of Holders of shares of Redeemable Preferred Stock.
          SECTION 6.3 In any case in which the Holders of Redeemable Preferred Stock shall be entitled to vote pursuant to this Article 6 or pursuant to Delaware law, each Holder of Redeemable Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Redeemable Preferred Stock held.
ARTICLE 7
MISCELLANEOUS
          SECTION 7.1 Conversion or Exchange. The Holders of shares of Redeemable Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.
          SECTION 7.2 Preemptive Rights. Holders of shares of Redeemable Preferred Stock shall not have any rights of preemption as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.

          SECTION 7.3 Reissuance of Redeemable Preferred Stock. Shares of Redeemable Preferred Stock that have been issued and reacquired in any manner, including shares purchased, redeemed or exchanged, shall not be reissued and shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock, provided that the issuance of such shares of Preferred Stock is not prohibited by the terms hereof.
          SECTION 7.4 Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.
          SECTION 7.5 Notice. Any notice or communication given pursuant to this Certificate of Designation shall be in writing and delivered in person or mailed by first-class mail addressed as follows:
if to the Corporation, to:
American Tire Distributors Holdings, Inc.
12200 Herbert Wayne Court
Suite 150
Huntersville, North Carolina 28070
Attn: General Counsel
Phone: (704) 992-2000
Fax: (704) 992-1294
with copies to:
Investcorp International Inc.
280 Park Avenue
37th Floor West
New York, New York 10017
Attn: Steve Puccinelli
Phone: (212) 599-4100
Fax: (212) 983-7073
Gibson, Dunn & Crutcher LLP
200 Park Avenue, 48th Floor
New York, New York 10166
Attn: Joerg H. Esdorn
Phone: (212) 351-4000
Fax: (212) 351-4035
          The Corporation may designate additional or different addresses for subsequent notices or communications. Any notice or communication mailed to a Holder of Redeemable Preferred Stock shall be mailed to the Holder at the Holder’s address as it appears in the stock register of the Corporation and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in such notice shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it shall be deemed to be duly given, whether or not the addressee receives it.
          SECTION 7.6 Rules of Construction. For the purposes of this Certificate of Designation (i) words in the singular include the plural and vice versa, (ii) “including” means “including, without limitation,” (iii) a term has the meaning assigned to it and (iv) “or” is not exclusive.
          SECTION 7.7 Waiver. The Holders of at least a majority of the outstanding shares of Redeemable Preferred Stock, voting as one class, may also amend and waive compliance with any provision of this Certificate of Designation.
ARTICLE 8
TRANSFER RESTRICTIONS
          SECTION 8.1 The certificates evidencing the Redeemable Preferred Stock shall, unless otherwise agreed to by the Corporation and the Holders of any such certificates, bear a legend substantially to the following effect:
“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION.
IN CONNECTION WITH ANY TRANSFER, IF REASONABLY REQUESTED BY THE ISSUER THE HOLDER SHALL DELIVER TO THE ISSUER AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND/OR APPLICABLE STATE SECURITIES LAW IS AVAILABLE AND SUCH CERTIFICATES AND OTHER INFORMATION AS THE ISSUER MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.
THESE SECURITIES ARE SUBJECT TO MANDATORY REDEMPTION BY THE CORPORATION. THE CORPORATION SHALL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE

DESIGNATIONS, POWERS, PREFERENCES AND RELATIVE AND OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES OF STOCK OF THE CORPORATION AUTHORIZED TO BE ISSUED, SO FAR AS THEY HAVE BEEN DETERMINED, AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO DETERMINE THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT CLASSES OR SERIES.”
          SECTION 8.2 The Corporation shall be entitled to refuse to register any attempted transfer of shares of Redeemable Preferred Stock not in compliance with Section 8.1. As a condition to any registration of transfer, the Corporation may require an opinion of counsel or other evidence satisfactory to it that such transfer is in compliance with the legend in Section 8.1.
ARTICLE 9
CERTAIN DEFINITIONS
          As used in this Certificate of Designation, the following terms shall have the following meanings, unless the context otherwise requires:
          “Affiliate” of any specified Person means:
(1)	any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person; or

(2)	solely for purposes of the definition of “Initial Control Group,” any Person who is a director or officer (a) of such Person, (b) of any Subsidiary of such Person or (c) of any Person described in clause (1) or (2) above.
          For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
          “Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” have the meanings assigned to such terms in Rule 13d-3 and Rule 13d-5, under the Exchange Act, except that in calculating the Beneficial Ownership of any particular “person”, or “group” of related persons (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) (i) such “person” or “group” shall be deemed to have Beneficial Ownership of all securities that such “person” or “group” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.
          “Board of Directors” means, with respect to any Person, the Board of Directors of such Person, or (except if used in the definition of “Change of Control”) any authorized committee of the Board of Directors of such Person. Unless otherwise specified, “Board of Directors” refers to the Board of Directors of the Corporation.

          “Business Day” means any day except a Saturday, a Sunday, or any day on which banking institutions in New York or North Carolina are authorized or required by law to close.
          “Capital Stock” means:
          (1) in the case of a corporation, corporate stock;
          (2) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
          (3) in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.
          “Certificate of Designation” means this Certificate of Designation creating the Redeemable Preferred Stock.
          “Certificate of Incorporation” has the meaning ascribed to it in the preamble to this Certificate of Designation.
          “Change of Control” means the occurrence of any of the following events:
(1) the Initial Control Group ceases to be the Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Corporation, whether as a result of the issuance of securities of the Corporation, any merger, consolidation, liquidation or dissolution of the Corporation, any direct or indirect transfer of securities by the Initial Control Group or otherwise (for purposes of this clause (1), the Initial Control Group shall be deemed to Beneficially Own any Voting Stock of an entity (the “specified entity”) held by any other entity (the “parent entity”) so long as the Initial Control Group Beneficially Owns, directly or indirectly, in the aggregate 50% or more of the voting power of the Voting Stock of the parent entity);
(2) any Person other than the Initial Control Group (or their designated board members), (a)(i) nominates one or more individuals for election to the Board of Directors of the Corporation, as the case may be, which individuals have not been approved for election by the Initial Control Group or a vote by the majority of the Board of Directors then in office and (ii) solicits proxies, authorizations or consents in connection therewith and (b) such number of nominees elected to serve on the Board of Directors in such election and all previous elections after the Closing Date and not so approved represents a majority of the Board of Directors of the Corporation following such election; or
(3) the sale of all or substantially all the assets of the Corporation to another Person.
          “Closing Date” means the date on which the first shares of Redeemable Preferred Stock are issued hereunder.

          “Common Stock” of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.
          “Corporation” means American Tire Distributors Holdings, Inc.
          “Dividend Period” means the Initial Dividend Period and, thereafter, each quarterly dividend period.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Holder” means a holder of shares of Redeemable Preferred Stock, as the context requires, as reflected in the stock books of the Corporation.
          “Initial Control Group” means Investcorp S.A. and its Affiliates, Berkshire Partners LLC and its Affiliates and Greenbriar Equity Group LLC and its Affiliates.
          “Initial Dividend Period” means in respect of any share of Redeemable Preferred Stock, the dividend period commencing on the Issue Date and ending on the first Regular Dividend Payment Date to occur thereafter.
          “Issue Date” means, in respect of any shares of Redeemable Preferred Stock, the date on which such shares of Redeemable Preferred Stock are issued.
          “Junior Stock” has the meaning ascribed to it in Article 2.
          “Parity Stock” has the meaning ascribed to it in Article 2.
          “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
          “Preferred Stock” means, with respect to any Person, any Capital Stock of such Person (however designated) that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
          “Redeemable Preferred Stock” has the meaning ascribed to it in Article 1.
          “Redemption Date” has the meaning ascribed to it in Section 5.5.
          “Redemption Notice” has the meaning ascribed to it in Section 5.5.
          “Regular Dividend Payment Date” means January 1, April 1, July 1 and October 1 of each year, commencing July 1, 2005.
          “Regular Dividends” has the meaning ascribed to it in Section 3.1.

          “Senior Stock” has the meaning ascribed to it in Article 2 hereof.
          “Series B Preferred Stock” means the Series B Preferred Stock of the Corporation issued and outstanding as of the Closing Date and any additional Series B Preferred Stock issued as dividends in respect thereof.
          “Subsidiary” means, with respect to any Person:
(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).
          Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Corporation.
          “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its Secretary, this 29th day of March, 2005.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC., a Delaware corporation
By	/s/ Donald Hardie
	Name:	Donald Hardie
	Title:	Secretary